Exhibit 10.1

SCHLUMBERGER LIMITED

RESTORATION SAVINGS PLAN

(As Amended and Restated Effective January 1, 2014)

Third Amendment

Schlumberger Limited, a Curacao corporation (the “Company”), having reserved the right under Section 8.02 of the Schlumberger Limited Restoration Savings Plan, as amended and restated effective as of January 1, 2014, and as thereafter amended (the “Plan”), to amend the Plan, does hereby amend the Plan, effective as of January 1, 2018, as follows:

1. Section 1.19A of the Plan is hereby added to the Plan to read as follows:

“1.19A‘Non-Elective Contributions’ shall mean the amount contributed by the Employer in accordance with Section 4.03.”

2.Section 1.25A of the Plan is hereby added to the Plan to read as follows:

“1.25A‘Transfer Date’ shall mean the date a Transfer Employee meets the requirements to become an Eligible Employee.”

3.Section 1.25B of the Plan is hereby added to the Plan to read as follows:

“1.25B‘Transfer Employee’ shall means an individual who is an employee compensated on a non-U.S. payroll of an Employer or an Affiliate and transfers into a position that qualifies him or her as an Eligible Employee.”

4.Section 3.01 of the Plan is hereby amended by adding a new paragraph to the end thereof to read as follows:

“Notwithstanding the foregoing, and subject to Section 4.03, Transfer Employees may commence participation in the Plan in the year in which the Transfer Date occurs regardless of any election to defer Compensation.”

5.A new Section 4.03 is hereby added to the Plan to read as follows:

“4.03   Non-Elective Contributions. Effective January 1, 2018, for Transfer Employees who are paid an annual incentive bonus from the U.S. payroll of an Employer after the Transfer Date and in the same calendar year as the Transfer Date, a Non-Elective Contribution shall be made equal to the Matching Contribution that would have been made had the Transfer Employee elected to defer 6% of the portion of such annual incentive bonus that would constitute Excess Compensation. Such contributions shall be made by the Employer as soon as administratively practicable following the payroll period in which the applicable annual incentive bonus is paid.”

6.A new Section 5.02A is hereby added to the Plan to read as follows:

“5.02A   Allocation of Non-Elective Contributions. As of the pay period to which the contributions relate, the Employer shall allocate the Non-Elective Contributions, if any, among the Accounts of Transfer Employees during such pay period.”

7.Section 6.01(a) of the Plan is hereby amended by adding a new sentence to the end thereof to read as follows:

“Non-Elective Contributions shall be subject to the same vesting schedule as would be applicable to Matching Contributions as described above.”

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer in a number of copies, each of which shall be deemed an original but all of which shall constitute but one and the same instrument which may be sufficiently evidenced by an executed copy hereof, this twenty first day of August, 2018, but effective as of the date set forth herein.

SCHLUMBERGER LIMITED

/s/ Alexander C. Juden

      Alexander C. Juden

     Secretary and General Counsel